Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $14.1 Million
Adjusted EBITDA of $2.0 Million

Hackensack, NJ – September 11, 2024 – Champions Oncology, Inc. (Nasdaq: CSBR), a global preclinical and clinical research services provider that offers end-to-end oncology solutions, today announced its financial results for its first quarter of fiscal 2025, ended July 31, 2024.

First Quarter Highlights:

•Total revenue increased 12% to $14.1 million
•Margin improved to 50%
•Adjusted EBITDA of $2.0 million
•Net income of $1.3 million

Ronnie Morris, CEO of Champions, commented, “As outlined on our year-end earnings call, we’re cautiously optimistic that we’ve weathered the worst of the business downturn and we’re poised to emerge leaner and stronger. Our first quarter’s performance provided further evidence that we’re on a strategic course to more consistently deliver the results we have been striving to achieve." Morris added, “Our comprehensive platform, unique data, and strong team are the key ingredients for future growth that will drive long-term returns for our shareholders.”

David Miller, CFO of Champions, added, “The first quarter saw a return to profitability as revenue increased 12% to $14.1 million while we reduced total costs by more than $2.0 million. The revenue increase, combined with mostly unchanged cost of oncology services, lifted our margin to 50%.” Miller added, “While there will be some revenue and margin volatility over the coming quarters, our cost reductions should enable us to remain profitable on an adjusted EBITDA basis.”

Exhibit 99.1
First Fiscal Quarter Financial Results

Total revenue for the first quarter of fiscal 2025 was $14.1 million compared to $12.6 million for the same period last year, an increase of 12%. Operational improvements and efficiencies implemented in the prior year led to an increase in our bookings to revenue conversion percentage contributing to the revenue growth. Total costs and operating expenses for the first quarter of fiscal 2025 were $12.7 million compared to $15.1 million for the first quarter of fiscal 2024, a decrease of $2.4 million or 15.8%.

For the first quarter of fiscal 2025, Champions reported income from operations of $1.3 million, including $258,000 in stock-based compensation and $449,000 in depreciation and amortization expenses, compared to a loss from operations of $2.6 million, inclusive of $423,000 in stock-based compensation and $445,000 in depreciation and amortization expenses, in the first quarter of fiscal 2024. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA income of $2.0 million for the first quarter of fiscal 2025 compared to an adjusted EBITDA loss of $1.7 million in the first quarter of fiscal 2024.

Cost of oncology services was $7.1 million for the three-months ended July 31, 2024, a decrease of $612,000, or 8.0% compared to $7.7 million for the three-months ended July 31, 2023. The decrease in cost of oncology services was primarily from a decline in outsourced lab services. For the three-months ended July 31, 2024, total margin was 49.7% compared to 38.8% for the three-months ended July 31, 2023. The improved margin resulted primarily from a combination of an increase in revenue on a lower cost base due to operational efficiencies implemented and other cost reduction initiatives.

Research and development expense for the three-months ended July 31, 2024 was $1.5 million, a decrease of $1.3 million or 47.9%, compared to $2.8 million for the three-months ended July 31, 2023. The decrease was primarily due to reduced investment in research and development, including our target discovery program. Sales and marketing expense for the three-months ended July 31, 2024 was $1.7 million, a slight decrease of $17,000, or 1.0%, compared to $1.7 million for the three-months ended July 31, 2023. General and administrative expense for the three-months ended July 31, 2024 was $2.5 million, a decrease of $413,000, or 14.0%, compared to $2.9 million for the three-months ended July 31, 2023. The decrease was primarily from a reduction in compensation and recruitment expenses.

Net cash provided by operating activities was approximately $311,000 for the three-months ended July 31, 2024 and was primarily due to our operational income, offset by net changes in our working capital accounts in the ordinary course of business. There were no investing activities for the first quarter of fiscal 2025. Net cash used in financing activities for the three-months ended July 31, 2024 was approximately $37,000 resulting from financing lease payments.

The Company ended the quarter with cash on hand of approximately $2.9 million. The Company has no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 726315, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by or before September 16, 2024 in the Company’s Form 10-Q at www.championsoncology.com.

Exhibit 99.1
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP income (loss) per share amounts for the three months ended July 31, 2024 and 2023. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP income (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive income (loss) per share amounts as Non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net income (loss) and Non-GAAP diluted income (loss) per share may differ from similarly named measures used by other companies and may not be applicable for the current reporting period.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2024 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended July 31,
	2024	2023
Net income (loss) - GAAP	$1,313	$(2,566)
Less:
Stock-based compensation	258	423
Net income (loss) - Non-GAAP	$1,571	$(2,143)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2024	2023
EPS – GAAP, basic	$0.10	$(0.19)
Less:
Effect of stock-based compensation on EPS	0.02	0.03
EPS - Non-GAAP, basic	$0.12	$(0.16)

	Three Months Ended July 31,
	2024	2023
EPS – GAAP, diluted	$0.09	$(0.19)
Less:
Effect of stock-based compensation on EPS	0.02	0.03
EPS - Non-GAAP, diluted	$0.11	$(0.16)

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended July 31,
	2024	2023
Oncology services revenue	$14,061	$12,561
Cost of oncology services	7,072	7,684
Research and development	1,454	2,793
Sales and marketing	1,679	1,696
General and administrative	2,527	2,940
Income (loss) from operations	1,329	(2,552)
Other income	5	14
Income (loss) before provision for income taxes	1,334	(2,538)
Provision for income taxes	21	28
Net income (loss)	$1,313	$(2,566)

Net income (loss) per common share outstanding
basic	$0.10	$(0.19)
and diluted	$0.09	$(0.19)

Weighted average common shares outstanding
basic	13,593,766	13,506,782
and diluted	14,042,379	13,506,782

Condensed Consolidated Balance Sheets

	July 31, 2024	April 30, 2024
	(unaudited)
Cash and cash equivalents	$2,892	$2,618
Accounts receivable, net	9,032	9,526
Other current assets	1,254	1,495
Total current assets	13,178	13,639

Operating lease right-of-use assets, net	5,963	6,252
Property and equipment, net	5,272	5,721
Other long term assets	185	185
Goodwill	335	335
Total assets	$24,933	$26,132

Accounts payable and accrued liabilities	$7,332	$7,960
Current portion of operating lease liabilities	1,369	1,337
Other current liabilities	151	150
Deferred revenue	10,312	12,094
Total current liabilities	19,164	21,541

Non-current operating lease liabilities	5,738	6,093
Other Non-current Liability	363	401
Total liabilities	25,265	28,035

Stockholders’ equity (deficit)	(332)	(1,903)
Total liabilities and stockholders’ equity (deficit)	$24,933	$26,132

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$1,313	$(2,566)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Stock-based compensation expense	258	423
Operating lease right-of use assets	289	270
Depreciation and amortization expense	449	445
Allowance for doubtful accounts and estimated credit losses	(71)	162
Changes in operating assets and liabilities	(1,927)	(2,725)
Net cash provided by (used in) operating activities	311	(3,991)

Cash flows from investing activities:
Purchases of property and equipment	—	(668)
Net cash used in investing activities:	—	(668)

Cash flows from financing activities:
Repurchases of common stock	—	(602)
Proceeds from the exercise of stock options	—	12
Finance lease payments	(37)	—
Net cash used in financing activities:	(37)	(590)

Net increase (decrease) in cash	274	(5,249)
Cash at beginning of period	2,618	10,118
Cash at the end of period	$2,892	$4,869